Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note 30, which is as of August 18, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Choice Hotels International Inc.’s Current Report on Form 8-K dated August 18, 2010.

/s/ PricewaterhouseCoopers

McLean, Virginia
September 10, 2010